As filed with the Securities and Exchange Commission on December 29, 2010

Registration No. 333-76802

Registration No. 333-114664

Registration No. 333-121056

Registration No. 333-162409

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No.  333-76802

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-114664

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-121056

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-162409

UNDER
THE SECURITIES ACT OF 1933

HENRY BROS. ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	22-3690168
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

17-01 Pollitt Drive Fair Lawn, NJ	07410
(Address of Principal Executive Offices)	(Zip Code)

IntegCom Corp. 1999 Incentive Stock Option Plan

Diversified Security Solutions, Inc. 2002 Stock Option Plan

Diversified Security Solutions, Inc. Employee Stock Plan

Henry Bros. Electronics, Inc. 2006 Stock Option Plan

Henry Bros. Electronics, Inc. 2007 Stock Option Plan

 (Full titles of the plans)

Deanna H. Lund

Executive Vice President and Chief Financial Officer

Henry Bros. Electronics, Inc.

17-01 Pollitt Drive

Fair Lawn, NJ 07410

 (Name and address of agent for service)

(858) 812-7300

(Telephone number, including area code, of agent for service)

Copies to:

Deyan Spiridonov, Esq.
Paul, Hastings, Janofsky & Walker LLP
4747 Executive Drive, 12th Floor
San Diego, CA 92121

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements of Henry Bros. Electronics, Inc. (the “Company”) on Form S-8 (collectively, the “Registration Statements”):

1.               Registration Statement No. 333-76802, registering 500,000 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) under the IntegCom Corp. 1999 Incentive Stock Option Plan and previously filed with the Securities and Exchange Commission (“SEC”) on January 16, 2002;

2.               Registration Statement No. 333-114664, registering 230,000 shares of Common Stock under the Diversified Security Solutions, Inc. 2002 Stock Option Plan and previously filed with the SEC on April 21, 2004;

3.               Registration Statement No. 333-121056, registering 52,550 shares of Common Stock under the Diversified Security Solutions, Inc. Employee Stock Plan and previously filed with the SEC on December 7, 2004; and

4.               Registration Statement No. 333-162409, registering 250,000 shares of Common Stock under the Company’s 2006 Stock Option Plan and 250,000 shares of Common Stock under the Company’s 2007 Stock Option Plan and previously filed with the SEC on October 9, 2009.

On December 15, 2010, pursuant to an Agreement and Plan of Merger, dated October 5, 2010 (the “Merger Agreement”), by and among the Company, Kratos Defense & Security Solutions, Inc., a Delaware corporation (“Kratos”), and Hammer Acquisition Inc., a Delaware corporation and a wholly-owned subsidiary of Kratos (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving as a wholly-owned subsidiary of Kratos (the “Merger”).

As a result of the Merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements.  In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statements, if any.

2

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on December 29, 2010.

HENRY BROS. ELECTRONICS, INC.

By:	/s/ Deanna H. Lund
Deanna H. Lund
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Eric M. DeMarco	President, Chief Executive Officer and Director (Principal Executive Officer)	December 29, 2010
Eric M. DeMarco

/s/ Deanna H. Lund	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	December 29, 2010
Deanna H. Lund

/s/ Laura Siegal	Vice President, Corporate Controller and Director (Principal Accounting Officer)	December 29, 2010
Laura Siegal

3